EXHIBIT 5

March 23, 2007

Inland American Real Estate Trust, Inc.

2901 Butterfield Road

Oak Brook, Illinois  60523

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Inland American Real Estate Trust, Inc., a Maryland corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the registration of Seventy-Five Thousand (75,000) shares of the Company’s common stock, par value $.001 per share (the “Shares”), issuable under the Company’s Independent Director Stock Option Plan (the “Plan”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R., §229.601(b)(5), in connection with the Registration Statement.

In rendering this opinion, we have examined, among other things, and assume the validity and accuracy of each of the following:

(1)           an executed copy of the Registration Statement;

(2)           a copy of the Plan;
(3)           the Fourth Articles of Amendment and Restatement of the Company, as accepted by the Maryland State Department of Assessments and Taxation (the “SDAT”) on April 28, 2006 (the “Restated Articles”), as certified by the President of the Company on the date hereof as being complete, accurate, and in effect;
(4)           the Amended and Restated Bylaws of the Company effective as of July 1, 2006, as certified by the President of the Company on the date hereof as being complete, accurate, and in effect;
(5)           Resolutions of the Board of Directors of the Company adopted on February 21, 2006, and resolutions of the Board of Directors of the Company adopted on March 13, 2007,

relating to the approval of the Plan and the filing of the Registration Statement, each as certified by the President of the Company on the date hereof as being complete, accurate, and in effect;
(6)           as has been attached to this opinion, a Certificate of Good Standing from the SDAT as to the Company; and
(7)           as has been attached to this opinion, a Certificate of the President of the Company, dated the date hereof, as to certain facts relating to the Company.

We have also examined originals or copies, certified or otherwise, identified to our satisfaction of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate for the purpose of this opinion.

This opinion letter is based as to matters of law solely on the applicable provisions of the Maryland General Corporation Law, as amended.  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.  As used herein, the term “Maryland General Corporation Law, as amended” includes the applicable statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Restated Articles.

In rendering the opinion set forth below, we have assumed, and to our knowledge there are no facts inconsistent with, the following:

(a)           each of the parties thereto (other than the Company) has duly and validly executed and delivered each instrument, document and agreement executed in connection with these matters to which such a party is a signatory and such party’s obligations set forth therein are its legal, valid and binding obligations, enforceable in accordance with their respective terms;

(b)           each person executing any such instrument, document or agreement on behalf of such party (other than the Company) is duly authorized to do so;

(c)           each natural person executing any such instrument, document or agreement is legally competent to do so; and

(d)           all documents submitted to us as originals are authentic; all documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all documents submitted to us for examination are genuine; and all public records reviewed are accurate and complete.

Based upon and subject to the foregoing and further subject to the limitations and qualifications set forth below, we are of the opinion that the Shares to be issued pursuant to the Plan, when issued and delivered in the manner and on the terms contemplated in the Registration Statement and the Plan, will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof.  We assume no obligation to supplement this opinion if any applicable laws change after the date hereof, or if we become aware of facts which were not in existence on the date hereof and which might change the opinions expressed herein after the date hereof.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.01 to the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the prospectus portion of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ SHAPIRO SHER GUINOT & SANDLER, P.A
SHAPIRO SHER GUINOT & SANDLER, P.A